FOR IMMEDIATE RELEASE December 10, 2025	EX-99.1

For more information

Kathryn Shrout Mistich, VP, Investor Relations Manager

504.539.7836 or kathryn.mistich@hancockwhitney.com

Hancock Whitney Renews Share Repurchase Authorization

GULFPORT, Miss. (December 10, 2025) — Hancock Whitney Corporation (Nasdaq: HWC) today announced that at its December meeting, the Company’s Board of Directors (“the Board”) authorized a stock buyback program (the “Stock Buyback Program”) pursuant to which the Company may, from time to time, purchase up to 5% of the shares of the Company’s common stock outstanding as of December 31, 2025, replacing the existing stock buyback program that expires on December 31, 2026, under which the 4.3 million shares available for purchase were fully exhausted during the fourth quarter of 2025.

The Stock Buyback Program is effective on January 1, 2026 and expires on December 31, 2026. The shares may be repurchased in the open market, by block purchase, through accelerated share repurchase plans, in privately negotiated transactions or otherwise, in one or more transactions, from time to time, depending upon market conditions and other factors, and in accordance with applicable regulations of the Securities and Exchange Commission. The Stock Buyback Program may be terminated or amended by the Board at any time prior to the expiration date.

About Hancock Whitney

Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; and mortgage services. The company also operates combined loan and deposit production offices in the greater metropolitan areas of Nashville, Tennessee, and Atlanta, Georgia. More information is available at www.hancockwhitney.com.

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